Exhibit 11


                              NET INCOME PER SHARE


The following table presents the information needed to compute primary income per common share:





                                                                 Year Ended

                                                      June 29,       July 1,      July 2,
                                                       1996          1995          1994
                                                  --------------- ------------  -------------


Net income (loss) applicable to common stock        $ (573,066)    $1,293,815    $3,256,091
                                                     ==========    ==========   ===========


Weighted average shares outstanding                  3,236,199      3,236,199     2,826,279

Less:  Treasury shares                                 (27,600)       (27,600)      (27,600)

Add:  Exercise of options reduced by the number of
   shares purchased with proceeds                       75,229         62,865       105,846
                                                       ------    ------------    -----------

Adjusted weighted average shares outstanding         3,283,828      3,271,464     2,904,525
                                                     =========     ==========     =========

Net income (loss) per share                            $(0.17)     $     0.40     $   1.12
                                                    ==========     ============ ===========

